Exhibit 3.13

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
EDGE EXPLORATION COMPANY

(to be renamed Edge Petroleum Exploration Company)

Edge Exploration Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Certificate of Incorporation (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

1.                                      The name of the Corporation is Edge Exploration Company.

2.                                      The Board of’ Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation as described herein, and the Corporation’s sole stockholder duly adopted such amendment, all in accordance with the provisions of Sections 242 and 228 of the DGCL.

3.                                      The amendment to the Certificate of Incorporation effected by this Certificate of Amendment changes the name of the Corporation to Edge Petroleum Exploration Company.

4.                                      The Certificate of Incorporation is hereby amended by deleting Article First thereof and replacing in lieu thereof a new Article First reading in its entirety as follows:

FIRST: The name of the Corporation is Edge Petroleum Exploration Company (hereinafter the “Corporation”).

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 30 day of June, 1997.

EDGE EXPLORATION COMPANY

By:	/s/ Michael G. Long
Michael G. Long
Chief Financial Officer